Exhibit 3.199

Certificate of Incorporation

of

Harrison Conference Services of Princeton, Inc.

THIS IS TO CERTIFY THAT there is hereby organized a corporation under and by virtue of N. J. S. 14A:1-1 et seq., the “New Jersey Business Corporation Act.”

FIRST: The name of the corporation is Harrison Conference Services of Princeton, Inc.

SECOND: The address of the corporation’s initial registered office is 156 W. State Street, Trenton, N.J. 08608.

The name of the registered agent at such address is United States Corporation Company.

THIRD: The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the “New Jersey Business Corporation Act.” N. J. S. 14A:1-1 et seq.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 2,500 shares without par value.

FIFTH: The number of directors constituting the initial Board of Directors of this corporation is Three.

The name and address of each person who is to serve as such Director is: Walter A. Green, 11 Pine Low, Glen Cove, N.Y. 11542; Thomas A. Silvestri, 3 Fox Hunt Court, Cold Spring Harbor, N.Y. 11724; Grace Jara, 51 Merrick Avenue, E. Meadow, N.Y. 11554.

SIXTH: The name and address of the incorporator is Capitol Information Services, Inc., 156 West State Street, Trenton, N.J. 08608.

In Witness Whereof, each individual incorporator, being over eighteen years of age has signed this certificate; or if the incorporator be a corporation has caused this certificate to be signed by its duly authorized officers this 29th day of March 1985.

/s/ Terry Monroe
Terry Monroe, Vice President

Capitol Information Service, Inc.
156 West State Street
Trenton, N.J. 08408

FILED FOR:	United States Corporation Company
70 Pine Street
New York, N.Y. 10270